AMENDED AND RESTATED
                         COMPLIANCE SERVICES AGREEMENT


This Amended and Restated Agreement is made as of the 10th day of June, 2009, by and among ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "VIP Trust"), a Delaware business trust, ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the "FOF Trust," and together with the VIP Trust, the "Trusts"), a Delaware business trust, and ALLIANZ INVESTMENT MANAGEMENT LLC ("AZIM"), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end, management series-type investment company with several outstanding series (collectively, the "Funds"); and

WHEREAS, AZIM provides compliance oversight designed to assure that the management of the Trusts' assets by AZIM and, in the case of the VIP Trust, by the various subadvisers (the "Subadvisers") with which AZIM enters into subadvisory agreements from time to time, in each instance with the approval of the Board of Trustees of the VIP Trust, meets the applicable requirements of the 1940 Act; and

WHEREAS, the Trusts and AZIM (formally known as Allianz Life Advisers, LLC) have entered into a Compliance Services Agreement dated November 1, 2006 (the "2006 Agreement"), under the terms of which AZIM has provided compliance oversight services to the Trusts; and

WHEREAS, the Trusts and AZIM wish to amend and restate the 2006 Agreement; and

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and AZIM hereby agree as follows:

1. Services and Staffing. The personnel responsible for providing compliance oversight services under this agreement shall be employees of AZIM, or its parent, Allianz Life Insurance Company of North America. Under normal circumstances, such personnel shall consist of a Deputy Chief Compliance Officer and a Senior Compliance Officer. Such personnel shall be responsible for (a) assisting the Funds' Chief Compliance Officer in maintaining and implementing the Funds' written compliance policies and procedures adopted under SEC Rule 38a-1 (collectively, the "Fund Compliance Program") (b) overseeing compliance services provided by third-party service providers and reviewing periodic reports prepared by personnel of AZIM and personnel of the Trusts' third-party and affiliated service providers, including the Subadvisers; and (c) making such inquiries of, including, but not limited to, formal due diligence meetings with, such personnel as AZIM's Chief Compliance Officer shall deem appropriate to provide reasonable assurances that the management of the Trusts' portfolios complies with the 1940 Act and other applicable legal and regulatory requirements; and.

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2.     Fees.  In compensation for the compliance oversight services, the Trusts shall pay to AZIM an amount equal to (a) 50% of (i) the annual cash compensation (salary plus discretionary bonus), (ii) the cost of benefits, and (iii) allocated office overhead for the position of Senior Compliance Officer as well as 100% of travel and educational expenses incurred by the Senior Compliance Officer for the benefit of the Trusts, and (b) 100% of (i) the annual cash compensation (salary plus discretionary bonus), (ii) the cost of benefits, and
(iii) allocated office overhead for the position of Deputy Chief Compliance Officer as well as 100% of travel and educational expenses incurred by the Deputy Chief Compliance Officer for the benefit of the Trusts. Such fees shall be paid to AZIM within 15 business days after the end of each calendar quarter.

3. Recordkeeping. AZIM shall maintain records of the cash compensation, the cost of benefits, and allocated office overhead for each of the Senior Compliance Officer and the Deputy Chief Compliance Officer. Such records shall be available to the Trusts upon request.

4. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

5.     Amendments.  This Agreement may be amended only in writing.

6. Termination. This Agreement may be terminated by any party, with or without cause, upon 60 days' written notice.

7. Entire Agreement. This Agreement supersedes all prior agreements between the parties for any or all of the services described herein.

8. Multiple Originals. This Agreement may be executed in two or more counterparts, each of when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


By:    /s/ Jeffrey Kletti
       ________________________________________

Title: President
       _______________________________________

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST


By:    /s/ Jeffrey Kletti
       ________________________________________

Title: President
       _______________________________________



ALLIANZ INVESTMENT MANAGEMENT LLC


By:   /s/ Brian Muench
      _________________________________________

Title: Vice President
      ________________________________________